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                                                                   EXHIBIT 10.38

(ACE LETTERHEAD)

                     This is a Description of Coverage for:
                                 MOTOROLA INC.
                UNDERWRITTEN BY: ACE AMERICAN INSURANCE COMPANY
                      (REFERRED TO AS "WE," "OUR," "OURS")

ELIGIBILITY:

Class 1:       All full-time employees of Motorola Inc. who are in Active
               Service, domiciled in the United States or citizens of the United
               States and living abroad, including traveling to, from and while on offshore rigs for the purpose of inspecting, installing or repairing communications equipment.
Class 2*       All Non-employee Directors of Motorola Inc.
*Dependents of Class 1 and 2 Insureds are eligible for coverage under this Policy.

If You are not in Active Service on the date insurance would otherwise be effective, it will be effective on the date You return to Active Service.

PERIOD OF COVERAGE: You will be insured on the later of: 1) January 1, 2005; or
2) the date that You become eligible. Your coverage will end on the earlier of the date: 1) January 1, 2008; 2) You are no longer eligible; or 3) the period ends for which the premium is paid.

DEFINITIONS: ACCIDENT: means a sudden, unexpected and unintended event. ACTIVE
SERVICE: means You are either 1) actively at work performing all regular duties on a full-time basis either at Your employer's place of business or someplace the employer requires him or her to be; 2) employed, but on a scheduled holiday, vacation day or period of approved paid leave of absence; or 3) if not employed, able to engage in substantially all of the usual activities of a person in good health of like age and sex and not confined in a hospital or rehabilitation or rest facility. COVERED ACCIDENT: means an Accident that occurs while Your coverage is in force and results in a loss or Injury covered by the Policy for which benefits are payable. INJURY: means accidental bodily harm sustained by You or Your Dependent that results directly and independently from all other causes from a Covered Accident. All injuries sustained by one person in any one Accident, including all related conditions and recurrent symptoms of these injuries, are considered a single Injury. MEDICALLY NECESSARY: means a treatment, service or supply that is: 1) required to treat an Injury; prescribed or ordered by a Doctor or furnished by a Hospital; 3) performed in the least costly setting required by the Insured's condition; and 4) consistent with the medical and surgical practices prevailing in the area for treatment of the condition at the time rendered. Purchasing or renting 1) air conditioners; 2) air purifiers; 3) motorized transportation equipment; 4) escalators or elevators in private homes; 5) eye glass frames or lenses; 6) hearing aids; 7) swimming pools or supplies for them; and 8) general exercise equipment are not Medically Necessary. A service or supply may not be Medically Necessary if a less intensive or more appropriate diagnostic or treatment alternative could have been used. We may, at Our discretion, consider the cost of the alternative to be the Covered Expense. YOU/YOUR: means a person insured under the policy.

AGGREGATE LIMIT: You will not receive more than the Benefit Maximum shown below for all of Your losses per Covered Accident. We will not pay more than the Benefit Maximum shown below for all losses per Covered Accident. If, in the absence of this provision, We would pay more than Benefit Maximum for all losses from one Covered Accident, then the benefits payable to each person with a valid claim will be reduced proportionately, so the total amount We will pay is the Benefit Maximum.

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
     Benefit Maximum ................... $15,000,000
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COVERED ACTIVITIES:
BUSINESS TRAVEL COVERAGE (APPLICABLE ONLY TO CLASS 1 INSUREDS): The Covered Accident must take place while You are: 1) traveling on business for Motorola Inc.; and 2) in the course of Motorola Inc.'s business. This coverage will start at the actual start of the Trip. It does not matter whether the Trip starts at Your home, place of work, or other place. It will end on the sooner of: 1) the date You return to Your home; 2) the date You return to Your place of work; or
3) the date Your Personal Deviation is more than 7 days.
"Personal Deviation" means: 1) an activity that is not reasonably related to Motorola Inc.'s business; and 2) not incidental to the purpose of the Trip.

24 HOUR COVERAGE (APPLICABLE ONLY TO CLASS 2 INSUREDS): We will pay the benefits described below when You suffer a Covered Accident any time while insured. Unless otherwise specified, We will pay benefits only once for a Covered Accident.

RELOCATION COVERAGE: BUSINESS TRAVEL (APPLICABLE ONLY TO DEPENDENTS OF CLASS 1 AND 2 INSUREDS) The Covered Accident must take place while: Dependents are traveling with You 1) on business for Motorola Inc.; and 2) in the course of Motorola Inc.'s business; or traveling on a Relocation Trip at the expense and direction of Motorola Inc.. This coverage will start at the actual start of the trip. It does not matter whether the trip starts at Your home, place of work, or other place. It will end on the first of the following dates to occur: 1) the date Your Dependent returns to his or her home; or 2) the date Your Dependent returns to his or her place of work.

HIJACKING AND AIR PIRACY COVERAGE, INCLUDING COVERAGE IN THE UNITED STATES (APPLICABLE TO ALL COVERED PERSONS): The Covered Accident must take place during the: 1) hijacking of an Aircraft; 2) air piracy; or 3) unlawful seizure or attempted seizure of an Aircraft.

Coverage begins with the onset of the hijacking or air piracy and continues while You or Your Dependents are subject to the control of the person or persons responsible for the skyjacking/air piracy and during travel directly to Your home or scheduled destinations.

"Hijacking" or "Air Piracy" as used here, means, the unlawful seizure or wrongful exercise of control of an aircraft or conveyance, or the crew thereof, in which You or Your Dependent are traveling, solely as a passenger.

A Covered Accident which occurs in the course of Hijacking or Air Piracy due to Acts of Terrorism which are war related or not must take place: 1) in the course of Motorola Inc.'s business; and 2) is caused by or results directly and independently from Terrorism or Terrorist Act, as defined below.

"Terrorism or Terrorist Acts" means an activity that 1) involves any violent act or any act dangerous to human life, tangible or intangible property, and that threatens or causes damage to property or Injury to persons; and 2) appears to be in any way intended to: a) intimidate or coerce a civilian population; or b) disrupt any segment of a nation's economy; or c) influence the policy of a government by intimidation or coercion; or d) affect the conduct of a government by mass destruction, assassination, kidnapping or hostage-taking; or e) respond to governmental action or policy. It includes the use of any nuclear weapon or device or the emission, discharge, dispersal, release or escape of any solid liquid or gaseous chemical or biological agent. It shall also include any incident declared to be an act of terrorism by an official, department or agency that has been specifically authorized by federal statute to make such a determination."


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TERRORISM COVERAGE, INCLUDING COVERAGE IN THE UNITED STATES (APPLICABLE TO ALL
COVERED PERSONS): The Covered Accident must: 1) take place while You or Your Dependents are on the Motorola Inc.'s premises, in the course of the Motorola Inc.'s business or in the course of Your job; and 2) be caused by or results directly and independently from Terrorism or Terrorist Act, as defined below.

"Terrorism or Terrorist Acts" means an activity that 1) involves any violent act or any act dangerous to human life, tangible or intangible property, and that threatens or causes damage to property or injury to persons; and 2) appears to be in any way intended to: a) intimidate or coerce a civilian population; or b) disrupt any segment of a nation's economy; or c) influence the policy of a government by intimidation or coercion; or d) affect the conduct of a government by mass destruction, assassination, kidnapping or hostage-taking; or e) respond to governmental action or policy. It includes the use of any nuclear weapon or device or the emission, discharge, dispersal, release or escape of any solid liquid or gaseous chemical or biological agent. It shall also include any incident declared to be an act of terrorism by an official, department or agency that has been specifically authorized by federal statute to make such a determination.

OWNED AIRCRAFT COVERAGE (APPLICABLE TO ALL COVERED PERSONS): The Covered Accident must take place while: 1) You are travel as a passenger, pilot or crew and riding in, or getting on or off of, one of the following Covered Aircraft:
a) any newly acquired or substitute aircraft; b) 6 Cessna Citation III Aircrafts, 10 seats; or c) Gulfstream IV, 15 seats; or 2) as a result of You or Your Dependent being struck by a covered aircraft; 3) away from Motorola Inc.'s premises in Your city of permanent assignment; 4) on business for Motorola Inc.; and 5) in the course of Motorola Inc.'s business.

This coverage will start on the actual start of the trip. It does not matter whether the trip starts at Your home, place of work, or other place. It will end on the first of the following dates to occur: 1) the date You return to Your home; 2) the date You return to Your place of work; or 3) the date You make a Personal Deviation.

"Personal Deviation" means: 1) an activity that is not reasonably related to Motorola Inc.'s business; and 2) not incidental to the purpose of the Trip.

ACCIDENTAL DEATH & DISMEMBERMENT BENEFITS: if Your or Your Dependent's Injury results in any of the following losses within 365 days after the date of the Covered Accident, we will pay the amount shown below for that loss. If multiple losses occur, only one Benefit Amount, the largest, will be paid for all losses due to the same Covered Accident.


  PRINCIPAL SUM
  Class 1 ................... the lesser of 3 times Annual Salary of $3,000,000, subject to a minimum of $50,000
  Class 2 ............................................................. $500,000
  Dependent Spouse ....................................................  $50,000
  Dependent Child .....................................................  $25,000

  Description of Loss                                            Benefit Maximum
  -------------------                                            ---------------
  Life; Both Hands or Both Feet; Sight of Both Eyes;
    Speech and Hearing ........................................... Principal Sum
  Quadriplegia, One Hand and One Foot; Either Hand or
    Foot and Sight of One Eye .................................... Principal Sum
  Hemiplegia or Paraplegia .......................... One-Half the Principal Sum
  Either Hand, Foot, Sight of One Eye,
    Speech or Hearing ............................... One-Half the Principal Sum
  Thumb and Index Finger of the Same Hand ........ One Quarter the Principal Sum


The term "loss" means, with regard to hands and feet, actual severance through or above the wrist or ankle joint, and with regard to eyes, entire irrevocable loss of sight. "Quadriplegia" means total Paralysis of both upper and lower limbs. "Hemiplegia" means total Paralysis of the upper and lower limbs on one side of the body. "Paraplegia" means total Paralysis of both lower limbs or both upper limbs. "Uniplegia" means total Paralysis of one lower limb or one upper limb. "Paralysis" means total loss of use. A Doctor must determine the loss of use to be complete and not reversible at the time the claim is submitted.

AGE REDUCTION SCHEDULE. The amount payable for a loss will be reduced to 82.5% of the Principal Sum if You are aged 70-74, 57.5% if You are aged 75-79, 37.5% if You are aged 80-84, and 20% if You are aged 85 and older on the date of the Accident causing the loss. If You are age 70 or older, Your premium is based on 100% of the coverage that would be in effect if You were under age 70.

"Age" as used above refers to Your age on Your most recent birthday.

COMA BENEFIT: We will pay the Coma Benefit if You or Your Dependent become Comatose within 31 days of a Covered Accident and remain in a Coma for at least 31 days. Benefits are payable initially as 1% of the Principal Sum per Month up to 11 months and thereafter in a lump sum of 100% of the Principal Sum. We reserve the right, at the end of the first 31 days of Coma, to require proof that You or Your Dependent remain Comatose. This proof may include, but is not limited to, requiring an independent medical examination at Our expense.

We will pay this benefit in periodic payments and a lump sum as shown above. Periodic payments will end on the first of the following dates: 1) the end of the month in which You or Your Dependent die; 2) the end of the 12th month for which this benefit is payable; or 3) the end of the month in which You or Your Dependent recover from the Coma.

You or Your Dependent are deemed "Comatose" or in a "Coma" if You or Your Dependent are in a profound stupor or state of complete and total unconsciousness, as the result of a Covered Accident.

DISABILITY BENEFIT (APPLICABLE ONLY TO CLASSES 1 AND 2 INSUREDS): We will pay 100% of Your Principal Sum if You are Permanently Totally Disabled as a direct result of, and from no other cause but, a Covered Accident. Disability Benefits will begin when: 1) the 365 day Benefit Waiting Period for this benefit is satisfied; and 2) You provide satisfactory proof of Permanent Total Disability to Us.

Benefit Payments will end of the first of the following dates: 1) the date You die; or 2) the date You are no longer Permanently Totally Disabled; or 3) the date 52 week Maximum Benefit Period for this benefit ends; or 4) the date You fail to submit satisfactory proof of continuing Permanent Total Disability.

"Total Disability" or "Totally Disabled" means, due to an injury from a Covered Accident, You: 1) if employed, cannot do any work for which You are, or may become, qualified by reason of education, experience or training; and 2) if not employed, cannot perform the normal and customary activities of a healthy person of like age and sex.

"Permanent Total Disability" or "Permanently Totally Disabled" means You are Totally Disabled and is expected to remain so disabled, as certified by a Doctor, for the rest of Your life.

Permanent Total Disability must be the result of the same Covered Accident that caused the Total Disability.

SEATBELT BENEFIT: We will pay up to a Benefit Maximum of $25,000, subject to the conditions described below, when You or Your Dependent die or are dismembered directly and independently from injuries sustained while wearing a seatbelt and operating or riding as a passenger in an Automobile.

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Verification of proper use of the seatbelt at the time of the Covered Accident must be a part of an official police report of the Covered Accident or be certified, in writing, by the investigating officer(s) and submitted with Your claim to Us.

"Automobile" means a self-propelled, private passenger motor vehicle with four or more wheels that is a type both designed and required to be licensed for use on the highway of any state or country. Automobile includes, but is not limited to, a sedan, station wagon, sport utility vehicle, or a motor vehicle of the pickup, van, camper, or motor-home type. Automobile does not include a mobile home or any motor vehicle that is used in mass or public transit.

EMERGENCY MEDICAL EVACUATION BENEFIT: We will pay Emergency Medical Evacuation Benefits up to a Benefit Maximum of $100,000 for expenses incurred for Your or Your Dependent's medical evacuation. Benefits are payable if You or Your
Dependent: 1) are traveling outside of 100 miles away from home: 2) suffer a Medical Emergency during the course of the Trip; and 3) require Emergency Medical Evacuation.

Benefits will not be payable unless: 1) the Doctor ordering the Emergency Medical Evacuation certifies that the severity of Your or Your Dependent's Medical Emergency requires an Emergency Medical Evacuation; 2) all transportation arrangements made for the Emergency Medical Evacuation are by the most direct and economical conveyance and route possible; 3) the charges incurred are Medically Necessary and do not exceed the usual level of charges for similar transportation, treatment, services or supplies in the locality where the expense is incurred; and 4) do not include charges that would not have been made if there were no insurance.

"Emergency Medical Evacuation" means: 1) Your or Your Dependent immediate transportation from the place where You or Your Dependent suffer a Medical Emergency to the nearest hospital or other medical facility where appropriate medical treatment can be obtained; or 2) Your or Your Dependent's transportation to Your home to obtain further medical treatment in a hospital or other medical facility or to recover after suffering a Medical Emergency. An Emergency
Medical Evacuation also includes Medically Necessary medical treatment, medical services and medical supplies necessarily received in connection with such transportation. "Medical Emergency" means a condition caused by an Injury that manifests itself by symptoms of sufficient severity that a prudent lay person possessing an average knowledge of health and medicine would reasonably expect that failure to receive immediate medical attention would place the health of the person in serious jeopardy.

Benefits will not be payable unless We authorize in writing or by an authorized electronic or telephonic means all expenses in advance.

REHABILITATION BENEFIT: We will pay up to a Benefit Maximum of $50,000 if You or Your Dependent: 1) are participating in a Rehabilitation Program due to a spinal cord, nervous system or closed head Injury that results directly from, and from no other cause, but a Covered Accident; and, 2) A Doctor prescribes the Rehabilitation Program.

Benefits are payable for: 1) the facility providing the Rehabilitation Program in which You or Your Dependent are participating; and, 2) Immediate Family Members who incur expenses for travel to and from the location at which You or Your Dependent are participating in a Rehabilitation Program provided actual receipts are submitted with the claim.

Benefits will end when the first of the following events occur: 1) the date You or Your Dependent complete the Rehabilitation Program; or, 2) The date You or Your Dependent die.

"Rehabilitation Program" means a specialized, intensive program for rehabilitation or assimilation at an accredited medical facility specializing in research, surgery and training of persons with spinal cord, nervous system or closed head injuries.

REPATRIATION OF REMAINS BENEFIT: We will pay Repatriation Benefits up to a Benefit Maximum of $50,000 for preparation and return of Your or Your Dependent's body to Your home if You or Your Dependent die due to an Injury. Covered expenses include, but are not limited to: 1) expenses for embalming or cremation; 2) the least costly coffin or receptacle adequate for transporting the remains; 3) transporting the remains by the most direct and least costly conveyance and route possible.

Benefits will not be payable unless We authorize in writing or by an authorized electronic or telephonic means all expenses in advance.

EXCLUSIONS AND LIMITATIONS: We will not pay benefits for any loss or Injury that is caused by, or results from: 1) intentionally self-inflicted Injury; 2) suicide or attempted suicide; 3) war or any act of war, whether declared or not; 4) service in the military, naval or air service of any country; 5) sickness, disease, bodily or mental infirmity, bacterial or viral infection or medical or viral infection or medical or surgical treatment thereof, except for any bacterial infection resulting from an accidental external cut or wound or accidental ingestion of contaminated food.

AIRCRAFT RESTRICTIONS: If the Covered Accident happens while You or Your Dependent are riding in, or getting on or off of, an aircraft, We will pay benefits, but only if: 1) the aircraft has a valid certificate of airworthiness; and 2) the aircraft is flown by a pilot with a valid license.

IF YOU NEED TO FILE A CLAIM, PLEASE CALL: ACE USA   1 BEAVER VALLEY ROAD,
                                          PO BOX 15417, WILMINGTON, DE, 19850

FROM WITHIN THE USA AND CANADA: 800-262-8028  OUTSIDE THE USA OR CANADA CALL:
                                              302-476-6187  FAX: 302-476-6154

You must notify ACE USA within 90 days of an Accident or Loss. If notice cannot be given within that time, it must be given as soon as reasonably possible. This notice should identify You and the Policy Number.

Policy Number: ADD N00865588, ACE American Insurance Company 1601 Chestnut Street Philadelphia, PA. 19103

This Description of Coverage is a brief description of the important features of the insurance plan. It is not a contract of insurance. The terms and conditions of coverage are set forth in ADD N00865588, issued to: Motorola, Inc. in Illinois. The policy is subject to the laws of the state in which it was issued. Coverage may not be available in all states or certain terms or conditions may be different if required by state law. Please keep this information as a reference.